FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206705-16

-----Original Message-----

From: Db Cmbs Deutsche Bank (DEUTSCHE BANK SECURI) [mailto:ddeutscheb33@bloomberg.net]

Sent: Tuesday, October 16, 2018 11:12 AM

Subject: DBGS 2018-C1 **STATUS UPDATE** PUBLIC

DBGS 2018-C1 **STATUS** PUBLIC

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATING (S/F/D)	SIZE (MM)	C/E	WAL	GUIDANCE	STATUS
A-1	AAA/AAA/AAA	14.440	30.000%	2.83	+25A	SUBJECT (~4.0x)
A-2	AAA/AAA/AAA	87.090	30.000%	4.83	+50A	~1.35x
A-SB	AAA/AAA/AAA	29.104	30.000%	7.25	+61A	~1.0x
A-3	AAA/AAA/AAA	*	30.000%	*	LCF-2BPS	83MM SOLD
A-4	AAA/AAA/AAA	*	30.000%	*	+84-85	~0.5x**
A-M	NR/AAA/AAA	118.056	18.500%	9.96	+105-106	~0.55x
B	NR/AA-/AA	41.063	14.500%	9.96	+120A	~2.0x
C	NR/A-/A	41.063	10.500%	9.96	+165A	~0.65x

*SIZES SUBJECT TO CHANGE AS DETAILED IN THE TERM SHEET. RANGE OF POSSIBLE SIZES

BELOW:

CLASS	EXPECTED RANGE OF BALANCE	EXPECTED RANGE OF WAL
A-3	50.000 - 264.000	9.36 - 9.65
A-4	323.969 - 537.969	9.80 - 9.85

**A4 STATUS BASED ON 504.969 BALANCE

DEUTSCHE BANK TRADING DESK CONTACTS:
RYAN HORVATH	212-250-5149
DAN PENN	212-250-5149
JIM MURPHY	212-250-5149

GOLDMAN SACHS SYNDICATE DESK CONTACTS:
SCOTT WALTER	212-357-8910
ALEX SMITH-CONSTANTINE	212-902-1070

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The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov<https://urldefense.proofpoint.com/v2/url?u=http-3A__www.sec.gov&d=DwIGaQ&c=Od00qP2XTg0tXf_H69-T2w&r=FVhe13Jco3DhWnSSzCmAzjKny6tI5IujKiFR9aGrtYE&m=zXW_8RjEFHiJ5OVBzIimusL9SVW2l89dRnuiQfw45Hg&s=qjfWL7oichLXXme60spj5_D8uLErcCpjpRjc_YvE4VU&e=>. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611. This communication does not contain all information that is required to be included in the prospectus. The information in this communication is preliminary, and is subject to completion or change. Any investment decision with respect to the securities should be made by you based upon the information contained in the prospectus relating to the securities. There can be no assurance that actual pricing will be completed at the indicated value(s).

This communication is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The foregoing also applies to any information provided in any subsequent discussion with you about the contents of this communication, regardless of the means of such subsequent discussion.

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